F I R S T Q U A R T E R2017 the HUMAN connection

Dear Fellow Shareholders, The first quarter ending December 31, 2016, proved to be an eventful start to our fiscal year, as President Trump’s unexpected victory propelled the domestic equity markets to new records and resulted in a surge in U.S. Treasury yields. Additionally, the Federal Reserve increased its federal funds target rate by 25 basis points in December. These factors, coupled with our strong organic growth and the acquisitions of Alex. Brown and 3Macs in the preceding quarter, helped us achieve record quarterly net revenues and our second best quarterly net income. Record quarterly net revenues of $1.49 billion increased 17% over the prior year’s fiscal first quarter and 2% over the preceding quarter. Quarterly net income of $146.6 million, which included $12.7 million of acquisition-related expenses associated with the integration of the aforementioned acquisitions, improved 38% compared to the year-ago fiscal first quarter but declined 15% from the record set in the preceding quarter. Record quarterly net revenues were fueled by record net revenues in the Private Client Group segment, Asset Management segment and Raymond James Bank. Higher revenues and a favorable tax rate during the quarter contributed to the substantial year-over-year increase in earnings. Meanwhile, soft investment banking revenues and elevated legal reser ves caused the sequential decline in earnings. The pre-tax margin on net revenues for the quarter was 13.8%, up from 13.2% in last year’s fiscal first quarter. The annualized return on equity for the quarter was 11.7%, which compares favorably to 9.3% in the prior year’s comparable quarter. Shareholders’ equity ended the quarter at $5.1 billion, eclipsing $5 billion for the first time and representing $35.55 of book value per share. We also finished the quarter with records for several of our key revenue drivers, including client asset s under administration, financial assets under management and net loans at Raymond James Bank. Turning to our segment results, the Private Client Group generated record quarterly net revenues of $1.04 billion, a 19% annual increase, and quarterly pre-tax income of $73.4 million, which was up 6% on a year-over-year basis but down 31% compared to the immediately preceding September quarter. The segment’s record net revenues and year-over-year increase in pre-tax income were lifted by strong organic growth, the benefit from higher short-term interest rates, and the acquisitions of Alex. Brown and 3Macs, which closed during the second half of the preceding quarter. The sequential decline in the segment’s pre-tax income was largely attributable to $30 million of elevated legal reserves. The Private Client Group continues to enjoy exceptional retention of existing advisors as well as success recruiting new advisors to our various affiliation options, which along with market appreciation enabled the segment’s client assets to achieve a record $585.6 billion, reflecting a significant 24% increase over December 2015. The Capital Markets segment generated quarterly net revenues of $233.0 million and pre-tax income of $21.4 million. Quarterly net revenues in the segment were up 3% compared to last year’s fiscal first quarter but down 18% compared to the September 2016 quarter, as investment banking revenues declined 42% sequentially. While the weakness in investment banking revenues during the quarter was largely due to the timing of closings and the heightened market uncertainty surrounding the presidential election, the industry continues to be challenged by structural headwinds negatively impacting the equity underwriting business. We are hopeful a more conducive political and regulatory environment will make the public equity markets more attractive for growth-oriented companies seeking capital. The Fixed Income division generated satisfactory results, especially considering the spike in Treasury yields following the election, which were aided by solid trading profits and institutional commissions in December. The Asset Management segment produced record quarterly net revenues of $114.1 million and record quarterly pre-tax income of $41.9 million, reflecting annual revenue growth of 14% and annual pre-tax income growth of 26%. Record results in the Asset Management segment were bolstered by attractive growth of financial assets under management, which ended the quarter at a record $79.7 billion, up 17% compared to December 2015. The growth of financial assets under management is largely attributable to the net addition of financial advisors in the Private Client Group segment coupled with the increased utilization of fee-based accounts. Raymond James Bank also generated record net revenues and pre-tax income during the quarter. The bank’s net revenues of $138.0 million grew a substantial 27% over last year’s fiscal first quarter. Its pre-tax income of $104.1 million jumped 58% during the same period. Record revenues and earnings at the bank were driven by balanced loan growth, continued improvement of the loan portfolio’s credit quality and a relatively consistent net interest margin, which has benefited from higher short-term interest rates. Net loans at Raymond James Bank ended the quarter at a record $15.8 billion, representing an increase of 15% over December 2015 and 4% over September 2016. Despite this loan growth, the bank actually generated a loan loss benefit of $1.0 million for the quarter, as the substantial decline in criticized loans during the quarter more than offset the upfront reserves associated with new loan growth. Total quarterly revenues in the Other segment were $15.5 million, which primarily consisted of $10.6 million in valuation gains attributable to private equity investments during the quarter. The effective tax rate for the quarter was 29.0%, as new accounting guidance for stock compensation favorably impacted the quarter’s income tax expense by approximately $18 million. We expect this new tax guidance to continue impacting our effective tax rate, predominantly in the first quarter of each fiscal year when the vast majority of our restricted stock units vest. In addition to our satisfactory financial results during the first quarter of fiscal 2017, we also achieved several awards, recognitions and accolades. A critical component of our mission is to give back to the communities in which we live and work. Therefore, we are very proud to be awarded first place in the “Biggest Company” category in the 2016 Tampa Bay Business Journal Philanthropy Awards. In November 2016, Raymond James advisor Margaret Starner was named to InvestmentNews’ list of the top 20 Women to Watch. In December 2016, 29 Raymond James Financial Institutions Division advisors were named to Bank Investment Consultant’s list of the Top 100 Bank Advisors. Raymond James Investment Banking won three Deal of the Year awards from the M&A Advisor: Cross Border Deal of the Year ($500MM – $1B); Private Equity Deal of the Year ($500MM – $1B); and M&A Deal of the Year ($500MM – $1B). Additionally, Raymond James won Investment Bank of the Year, Medical Services & Materials Deal of the Year, and Middle Market Deal of the Year at the M&A Atlas Awards. As we write this letter, the Dow Jones Industrial Average is hovering near record levels at approximately 20,000, as the market is anticipating that the Trump administration will swiftly implement political and regulatory changes that will spur an acceleration of growth in our economy. We agree that several of the contemplated changes, such as a decrease in corporate tax rates and a measured reduction of regulations, would stimulate economic growth. One expected change that we are particularly focused on, as it would have a profound impact on our industry and our clients, relates to the DOL Fiduciary Rule. In February, President Trump signed an executive order directing the DOL to further scrutinize the rule. Shortly after the memo was issued, the DOL announced that it is evaluating legal options to delay the rule’s April 2017 applicability date. From the outset, we have been deeply concerned that this rule, while well-intentioned, would result in unintended consequences that would ultimately hurt investors by limiting choice and reducing access to professional financial advice. Therefore, we are encouraged by the Trump administration’s recent actions to reevaluate the rule. We are hopeful the industry will develop a replacement that ensures a uniform and client-focused standard of conduct for all investors and all accounts. With many of our key revenue drivers at record levels, we are well-positioned to continue delivering superior

DECEMBER 31, 2016 SEPTEMBER 30, 2016 Assets: Cash and cash equivalents $2,528,275 $1,650,452 Assets segregated pursuant to regulations and other segregated assets 3,867,999 4,884,487 Securities purchased under agreements to resell and other collateralized financings 358,493 470,222 Financial instruments 2,432,878 2,539,877 Receivables 4,393,012 4,499,688 Bank loans, net 15,828,752 15,210,735 Property & equipment, net 382,298 321,457 Other assets 1,877,683 1,910,058 Total assets $31,669,390 $31,486,976 Liabilities and equity: Trading instruments sold but not yet purchased $260,543 $328,938 Securities sold under agreements to repurchase 203,378 193,229 Payables 7,213,506 8,011,891 Bank deposits 15,189,790 14,262,547 Other debt 915,921 608,658 Senior notes payable 1,680,957 1,680,587 Other liabilities 1,000,694 1,338,150 Total liabilities $26,464,789 $26,424,000 Total equity attributable to Raymond James Financial, Inc. 5,080,877 4,916,545 Noncontrolling interests 123,724 146,431 Total equity $5,204,601 $5,062,976 Total liabilities and equity $31,669,390 $31,486,976 CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited – in 000s) R AYMOND JAMES FINANCIAL FIRST QUARTER REPORT 2017 Sincerely, Thomas A. James Paul C. Reilly Chairman CEO results to our shareholders. We appreciate your continued confidence and ownership in Raymond James Financial. (1) Effective October 1, 2016, we adopted new accounting guidance related to consolidation of legal entities. Refer to footnote (1) to the Condensed Consolidated Statements of Income included in this letter for more information. (1)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited – in 000s, Except per Share Amounts)

	Three Months Ended	
	December 31, 2016	December 31, 2015 [1]
Revenues:		
Securities commissions and fees	$ 984,385	$ 849,662
Investment banking	61,425	57,553
Investment advisory and related administrative fees	108,243	98,602
Interest	182,782	142,472
Account and service fees	148,791	116,823
Net trading profit	20,555	22,169
Other	22,587	13,576
Total revenues	**1,528,768**	**1,300,857**
Interest expense	(35,966)	(26,699)
Net revenues	**1,492,802**	**1,274,158**
Non-interest expenses:		
Compensation, commissions and benefits	1,006,467	866,398
Communications and information processing	72,161	72,138
Occupancy and equipment costs	46,052	41,789
Clearance and floor brokerage	12,350	9,996
Business development	35,362	40,624
Investment sub-advisory fees	19,295	14,554
Bank loan loss provision	(1,040)	13,910
Acquisition-related expenses	12,666	1,872
Other	81,974	42,804
Total non-interest expenses	**1,285,287** [2]	**1,104,085**
Income including noncontrolling interests and before provision for income taxes	207,515	170,073
Provision for income taxes	59,812	62,009
Net income including noncontrolling interests	147,703	108,064
Net loss attributable to noncontrolling interests	1,136	1,735
Net income attributable to Raymond James Financial, Inc.	**$ $146,567**	**$ $106,329**
Net income per common share – diluted	**$ 1.00**	**$ 0.73**
Weighted-average common and common equivalent shares outstanding – diluted	**145,675**	**146,141**

CONSOLIDATED RESULTS BY SEGMENT (unaudited – in 000s)

	December 31, 2016	December 31, 2015
Revenues:		
Private Client Group	$ 1,043,316	$ 874,445 [1]
Capital Markets	236,982	228,978
Asset Management	114,096	100,238
Raymond James Bank	144,517	112,726
Other [3]	15,459	4,400
Intersegment eliminations	(25,602)	(19,930)
Total revenues	**$ 1,528,768**	**$ 1,300,857**
Pre-tax income (loss) (excluding noncontrolling interests):		
Private Client Group	$ 73,358	$ 69,140
Capital Markets	21,444	25,168
Asset Management	41,909	33,366
Raymond James Bank	104,121	65,865
Other [3]	(34,453)	(25,201)
Pre-tax income (excluding noncontrolling interests)	**$ 206,379**	**$ 168,338**

(1) As a result of our October 1, 2016, adoption of the new consolidation guidance, we deconsolidated a number of tax credit fund variable interest entities (VIEs) that had been previously consolidated. We determined that under the new guidance, we are no longer deemed to be the primary beneficiary of these VIEs. We applied the new consolidation guidance on the full retrospective basis, meaning that we have reflected the adjustments arising from this adoption as of the beginning of our earliest comparative period presented. Certain prior period amounts have been revised from those reported in the prior periods to conform to the current presentation. There was no net impact on our Condensed Consolidated Statements of Income and Comprehensive Income for the prior year period as the net change in revenues, interest and other expenses was offset by the impact of the deconsolidation on the net loss attributable to noncontrolling interests.

(2) Effective October 1, 2016, we adopted new accounting guidance simplifying certain aspects of accounting for stock compensation. Our adoption of the new stock compensation simplification guidance impacts our determination of income tax expense. Generally, the amount of compensation cost recognized for financial reporting purposes varies from the amount that can ultimately be deducted on the tax return for share-based payment awards. Under the prior guidance, the tax effects of deductions in excess of compensation expense ("windfalls"), as well as the tax effect of any deficiencies ("shortfalls"), were recorded in equity to the extent of previously recognized windfalls, with any remaining shortfall recorded in income tax expense. Under the new guidance, all tax effects related to share-based payments are recorded through tax expense in the periods during which the awards are exercised or vest, as applicable. Under the transition provisions of the new guidance, we have applied this new guidance prospectively to excess tax benefits arising from vesting after the October 1, 2016, adoption date. This new guidance favorably impacted our current period income tax expense by approximately $18 million.

(3) The Other segment includes the results of our principal capital and private equity activities as well as certain corporate overhead costs of Raymond James Financial, including the interest costs on our public debt, and the acquisition and integration costs associated with certain acquisitions.

International Headquarters: The Raymond James Financial Center 880 Carillon Parkway // St. Petersburg, FL 33716 800.248.8863 // raymondjames.com © 2017 Raymond James Financial Raymond James® is a registered trademark of Raymond James Financial, Inc. 16-Fin-Rep-0039 KM 2/17 Stock Traded: NEW YORK STOCK EXCHANGE Stock Symbol: RJF corporate profile Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd., have approximately 7,100 financial advisors serving approximately 3 million client accounts in more than 2,900 locations throughout the United States, Canada and overseas. Total client assets are approximately $622 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at raymondjames.com.